Exhibit 99.1

LPL Financial Announces Fourth Quarter and 2012 Year-End Financial Results
- Generated Record Revenue of $3.7 Billion and Added 505 Net New Advisors in 2012 -

- Service Value Commitment Accelerated to Improve Advisor Experience
and Gain Operating Efficiencies -
- Quarterly Dividend Approved, Raised 12.5% to $0.135 Per Share -

Boston, MA - February 06, 2013 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $944.2 million for the fourth quarter of 2012, up 13.9% compared to fourth quarter 2011 net revenue of $828.7 million. Net revenue for the year ended December 31, 2012 was $3.7 billion, an increase of 5.2% over the comparable year of 2011.

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$944,244	$828,653	13.9%	$3,661,088	$3,479,375	5.2%
Net Income	$36,938	$39,448	(6.4)%	$151,918	$170,382	(10.8)%
Earnings Per Share — diluted	$0.34	$0.35	(2.9)%	$1.37	$1.50	(8.7)%
Non-GAAP Measures:
Adjusted Earnings	$53,858	$48,838	10.3%	$225,029	$218,585	2.9%
Adjusted Earnings Per Share	$0.50	$0.44	13.6%	$2.03	$1.95	4.1%
Adjusted EBITDA	$109,948	$100,796	9.1%	$454,482	$459,720	(1.1)%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.

“The uncertain economic and political environment in 2012 led individual investors to take a cautious approach to engaging in the markets. As a result advisor productivity levels remained flat for the year and we generated moderate revenue growth of 5%,” stated Mark Casady, chairman and CEO of LPL Financial. “However, through our ongoing investment in our business we experienced strong growth in our fundamental business drivers in 2012 by leading the industry in attracting new advisors, producing excellent retention, and delivering additional capabilities to our advisors. In the fourth quarter, we experienced improved advisor activity, as LPL Financial advisors continued to build client relationships through increased financial planning sessions and the addition of new accounts and cash deposits. These activities are the seeds for future growth.”

Mr. Casady continued: "We are excited to share our plan for the next phase of our Service Value Commitment, which will drive efficiencies in our operating model and ultimately enhance advisor productivity. We plan to reposition our labor force by transitioning select non-advisor-facing functions to a leading global services provider, enabling us to focus on our core strengths that make us distinctive. This effort is not simply a cost-reduction exercise, but an initiative to implement changes to our foundational technology, enhance the quality of our work and improve the speed of our delivery." Mr. Casady added: "Our Service Value Commitment will further our efforts to make more targeted investments in people and technology in areas that support our growth and create value for shareholders."

Dan Arnold, chief financial officer of LPL Financial noted: “Although we are focused on what lies ahead,we are proud of our accomplishments in 2012. We continued to deliver value to our shareholders by expanding upon our market-leading position and generating strong free cash flow. We remained flexible in allocating our capital resources, as we invested $55 million in capital expenditures, paid $249 million in total dividends, repurchased $199 million in stock, and reduced debt by $15 million in 2012." Mr. Arnold concluded: "Looking forward to 2013, we remain committed to balancing investment in our business with increasing our efficiency to position LPL Financial for long-term growth."

	As of December 31,
	2012	2011	% Change
Metric Highlights (unaudited)
Advisors(1)	13,352	12,847	3.9%
Advisory and Brokerage Assets (billions)(2)	$373.3	$330.3	13.0%
Advisory Assets Under Custody (billions)(3)	$122.1	$101.6	20.2%
___________________
(1) Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company's broker-dealer subsidiary.
(2) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(3) Advisory assets under custody are components of advisory and brokerage assets.

Financial Highlights

•
Rising Advisory and Brokerage Assets. Total advisory and brokerage assets ended at $373.3 billion as of December 31, 2012, up 13.0% compared to $330.3 billion as of December 31, 2011. Key drivers of this trend include:

•	Advisory assets in the Company's fee-based platforms were $122.1 billion at December 31, 2012, up 20.2% from $101.6 billion at December 31, 2011.

•
Net new advisory assets, which exclude market movement, were $2.7 billion for the three months ended December 31, 2012. For the year, net new advisory assets were $10.9 billion, representing 8.9% annual growth. Growth in advisory assets was driven by strong new business development and a mix shift toward more advisory business.

•
Expanding our Service Value Commitment. The Company expects to recognize total costs of approximately $70 million to $75 million through 2014 related to this initiative. These costs will cover primarily labor repositioning, outsourcing and technology investments. By 2015, the Company expects annual pre-tax run-rate savings of approximately $30 million to $35 million.

◦
The Company incurred $11 million of these costs in the second half of 2012. The Company anticipates recognizing $6 million to $8 million in costs in the first quarter of 2013, and approximately $39 million to $42 million for the entire year. In addition, for full year 2013 the Company expects to recognize $2 million to $3 million in savings in addition to the $3.5 million previously announced. For 2014, the Company expects to incur $21 million to $23 million in costs and to generate $22 million to $26 million in savings.

•
Modest Revenue Growth. Net revenue for the fourth quarter of 2012 increased 13.9% to $944.2 million from $828.7 million in the prior year. Net revenue for the year increased 5.2% to $3.7 billion from $3.5 billion in 2011. Key drivers of this growth include:

◦
Commission revenue increased 15.6% for the fourth quarter of 2012 compared to the prior year period reflecting the addition of new advisors, increasing trail revenue, and improving commissions per advisor. For 2012, commission revenue increased 3.8% compared to the prior year.

◦
Advisory revenue increased 9.9% for the fourth quarter of 2012 compared to the prior year period, driven by strong net new advisory asset flows and overall improving market levels. For the year, advisory revenue increased 3.4% compared to the prior year.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 66.1% of net revenue for the fourth quarter of 2012 and 65.4% for the year.

•
Growing Cash Sweep Balances. Revenue generated from the Company's cash sweep programs increased 4.8% to $35.2 million in the fourth quarter of 2012 compared to $33.6 million in the prior year period as average cash balances grew from $22.4 billion to $23.2 billion. An increase in the effective federal funds rate, which averaged 0.16% in the fourth quarter of 2012 compared to 0.07% in the prior year period, was offset by fee compression in the program. For 2012, revenue generated from the Company's cash sweep program increased 9.0% to $138.1 million compared to $126.7 million in the prior year. The assets in the Company's cash sweep programs averaged $22.3 billion for 2012 and $20.9 billion in the prior year.

•
Accelerated Share Repurchases. The Company spent $88.7 million in the fourth quarter to buy back 3.2 million shares, at a weighted average price per share of $27.71, which reduced its weighted average share count for calculating diluted earnings per share to 108.6 million shares for the fourth quarter of 2012.

•
Announcing 12.5% Increase to Quarterly Dividend.  The Company's board of directors has declared a cash dividend of $0.135 per share of the Company's common stock, payable on March 4, 2013 to all shareholders of record on February 18, 2013.  The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board.

Operational Highlights

•	Industry Leading Net New Advisor Growth. The Company added 182 net new advisors during the fourth quarter of 2012, resulting in 505 net new advisors joining LPL Financial in 2012.

•
High Growth in RIA Platform Assets. Assets under custody on the LPL Financial Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 80.2% to $40.9 billion as of December 31, 2012, encompassing 191 RIA firms, compared to $22.7 billion and 146 RIA firms as of December 31, 2011.

•
New Capabilities. In November, the Company introduced the eSignature solution to its platform to streamline document processing and enhance end-client experience. This new technology tool is expected to dramatically increase efficiency, reduce paperwork and improve both the client and advisor experience when signing and submitting LPL Financial forms.

The Company also launched a new platform to help advisors harness the power of social networking on three levels: learning how to use social media to augment their marketing efforts, connecting with clients and prospects by sharing valuable content to grow their network and enhancing efforts by tracking activity and improving results.

•
Industry Recognition. In the fourth quarter, Bank Investment Consultant Magazine, a leading financial services industry magazine, named 17 LPL Financial advisors on its list of Top 50 Bank Advisors of 2012; four additional advisors have also been recognized with honorable mention. LPL Financial and one other firm had the highest representation.

Conference Call and Additional Information
The Company will hold a conference call to discuss results at 8:00 a.m. EDT on Wednesday, February 6, 2013.  The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 87453300. For additional information, please visit the Company's website to access the Q4 2012 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 87453300. The telephonic replay will be available until 11:59 p.m. EDT on February 13, 2013.

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Revenues
Commission	$467,492	$404,382	15.6%	$1,820,517	$1,754,435	3.8%
Advisory	275,983	251,219	9.9%	1,062,490	1,027,473	3.4%
Asset-based	103,018	89,706	14.8%	403,067	359,724	12.0%
Transaction and other	83,362	71,227	17.0%	321,558	292,207	10.0%
Other	14,389	12,119	18.7%	53,456	45,536	17.4%
Net revenues	944,244	828,653	13.9%	3,661,088	3,479,375	5.2%
Expenses
Production	661,691	586,123	12.9%	2,548,837	2,448,424	4.1%
Compensation and benefits	89,350	79,237	12.8%	362,705	322,126	12.6%
General and administrative	99,071	58,553	69.2%	350,212	263,228	33.0%
Depreciation and amortization	18,786	16,947	10.9%	71,796	72,741	(1.3)%
Restructuring charges	635	8,372	(92.4)%	5,597	21,407	(73.9)%
Total operating expenses	869,533	749,232	16.1%	3,339,147	3,127,926	6.8%
Non-operating interest expense	12,529	15,835	(20.9)%	54,826	68,764	(20.3)%
Loss on extinguishment of debt	—	—	*	16,524	—	*
Total expenses	882,062	765,067	15.3%	3,410,497	3,196,690	6.7%
Income before provision for income taxes	62,182	63,586	(2.2)%	250,591	282,685	(11.4)%
Provision for income taxes	25,244	24,138	4.6%	98,673	112,303	(12.1)%
Net income	$36,938	$39,448	(6.4)%	$151,918	$170,382	(10.8)%
Earnings per share
Basic	$0.34	$0.36	(5.6)%	$1.39	$1.55	(10.3)%
Diluted	$0.34	$0.35	(2.9)%	$1.37	$1.50	(8.7)%
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* Not Meaningful

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Net income	$36,938	$39,448	$151,918	$170,382
Interest expense	12,529	15,835	54,826	68,764
Income tax expense	25,244	24,138	98,673	112,303
Amortization of purchased intangible assets and software(a)	9,791	9,849	39,542	38,981
Depreciation and amortization of all other fixed assets	8,995	7,098	32,254	33,760
EBITDA	93,497	96,368	377,213	424,190
EBITDA Adjustments:
Employee share-based compensation expense(b)	3,769	3,858	17,544	14,978
Acquisition and integration related expenses(c)	3,032	(8,020)	20,474	(3,815)
Restructuring and conversion costs(d)	755	8,532	6,146	22,052
Debt extinguishment costs(e)	—	—	16,652	—
Equity issuance and related offering costs(f)	—	—	4,486	2,062
Other(g)	8,895	58	11,967	253
Total EBITDA Adjustments	16,451	4,428	77,269	35,530
Adjusted EBITDA	$109,948	$100,796	$454,482	$459,720

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Net income	$36,938	$39,448	$151,918	$170,382
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	2,831	2,961	13,161	11,472
Acquisition and integration related expenses(j)	2,092	(4,948)	11,106	(2,354)
Restructuring and conversion costs	466	5,264	3,792	13,606
Debt extinguishment costs	—	—	10,274	—
Equity issuance and related offering costs(k)	—	—	4,262	1,272
Other	5,490	36	7,384	156
Total EBITDA Adjustments	10,879	3,313	49,979	24,152
Amortization of purchased intangible assets and software(h)	6,041	6,077	24,397	24,051
Acquisition related benefit for a net operating loss carry-forward(l)	—	—	(1,265)	—
Adjusted Earnings	$53,858	$48,838	$225,029	$218,585
Adjusted Earnings per share(m)	$0.50	$0.44	$2.03	$1.95
Weighted average shares outstanding — diluted(n)	108,644	111,095	111,060	112,119
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(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value with share-based compensation expense recognized over the requisite service period of the individual grants, which generally equals the vesting period.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the three and twelve months ended December 31, 2012, approximately $1.5 million and $11.4 million, respectively, was recognized as a charge against earnings due to a net increase in the estimated fair value of contingent consideration.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of December 31, 2012, approximately 89% and 98%, respectively, of costs related to these two initiatives had been recognized. The remaining costs largely consist of the amortization of transition payments that have been made in connection with these two conversions for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred for the year ended December 31, 2012, resulting from the early extinguishment and repayment of amounts under the prior senior secured credit facilities, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the establishment of the new senior secured credit facilities.

(f)
Represents equity issuance and offering costs incurred in the twelve months ended December 31, 2012 and 2011, related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011. In addition, results for the year ended December 31, 2012 include a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering.

(g)
Results for the three and twelve months ended December 31, 2012, include $4.7 million and $7.0 million, respectively, for consulting services and technology development aimed at enhancing the Company's performance in support of its advisors while creating operating efficiencies. During the fourth quarter of 2012, the Company recorded an asset impairment charge of $4.0 million for certain fixed assets related to internally developed software that were determined to have no estimated fair value. Remaining costs relate to certain excise and other taxes.

(h)
EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three and twelve months ended December 31, 2012 and 2011, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.3 million and $1.5 million, respectively, for the three months ended December 31, 2012 and 2011. For the year ended December 31, 2012 and 2011, share-based compensation for vesting of incentive stock options was $6.1 million and $5.8 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. The year ended December 31, 2012 included a $5.7 million reduction of expense relating to the fair value of contingent consideration for the stock acquisition of Concord Wealth Management ("Concord"), that is not deductible for tax purposes and that the Company does not consider to be indicative of its core performance.

(k)
Represents the after-tax expense of equity issuance and offering costs related to the closing of a secondary offering that occurred in the second quarter of 2012, and the closing of a secondary offering that occurred in the second quarter of 2011. Results for the year ended December 31, 2012 include the full expense impact of a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering, which is not deductible for tax purposes.

(l)
Represents the expected tax benefit available to the Company from the accumulated net operating losses of Concord that arose prior to its acquisition by the Company; such benefits were recorded in the third quarter of 2012.

(m)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Earnings per share — diluted	$0.34	$0.35	$1.37	$1.50
Adjustment for allocation of undistributed earnings to stock units	—	0.01	—	0.02
After-Tax:
EBITDA Adjustments per share	0.10	0.03	0.45	0.22
Amortization of purchased intangible assets and software per share	0.06	0.05	0.22	0.21
Acquisition related benefit for a net operating loss carry-forward per share	—	—	(0.01)	—
Adjusted Earnings per share	$0.50	$0.44	$2.03	$1.95

(n)
Included within the weighted average share count for the three and twelve months ended December 31, 2012, is approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan that were not included in the weighted average share count for the three and twelve months ended December 31, 2011.

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt extinguishment costs, (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, projected costs, plans, liquidity, and ability and plans to repurchase shares and pay dividends in the future, including projected savings, anticipated productivity gains and anticipated improvements to the Company's operating model, services and technology as a result of the Service Value Commitment, as well as any other statements that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of February 6, 2013. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2012 Annual Report on Form 10-K. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2012), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,300 financial advisors and approximately 700 financial institutions. In addition, LPL Financial supports over 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,900 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

# # #

LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com

Michael Herley
Kekst and Company
Phone: (212) 521-4897
Email: michael-herley@kekst.com